EXHIBIT 10.6

WORLD HEART CORPORATION

2006 EQUITY INCENTIVE PLAN

Adopted November 10, 2006

Approved By Shareholders September 17, 2009

Termination Date: November 10, 2016

(formerly, known as World Heart Corporation

Employee Stock Option Plan)

II.            PURPOSES.

(1)           The purpose of the Plan is to amend and restate the World Heart Corporation Employee Stock Option Plan and is to provide a means by which Employees, Directors and Consultants may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following types of awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards; (v) Restricted Stock Units Awards; (vi) Performance Shares and (vii) Other Share-Based Awards.

(2)           The Company, by means of the Plan, seeks to retain the services of persons who are now Employees, Directors or Consultants, to secure and retain the services of new Employees, Directors and Consultants and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

(3)           The Company, by means of the Plan, amends and restates the World Heart Corporation Employee Stock Option Plan. Nothing under the Plan will amend the terms and conditions of any options granted prior to November 10, 2006 under the World Heart Corporation Employee Stock Option Plan, a copy of which is included as part of the Plan in Schedule A hereto.

III.          DEFINITIONS.

(1)           “Affiliate” means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f) respectively, of the Code.

(2)           “Board” means the Board of Directors of the Company.

(3)           “Cause” means the occurrence of any one or more of the following: (i) the Participant’s conviction of any felony or crime involving fraud, dishonesty or moral turpitude; (ii) the Participant’s participation in a fraud or act of dishonesty against the Company, an Affiliate of the Company or any successor to the Company that result in material harm to the business of the Company, an Affiliate of the Company or any successor to the Corporation; or (iii) the Participant’s intentional, material violation of any contract between the Company, an Affiliate of the Company or any successor to the Company and the Participant or any statutory duty the Participant owes to the Company, an Affiliate of the Company or any successor to the Company that the Participant does not correct within 30 days after written notice thereof has been provided to the Participant.

(4)           “Code” means the Internal Revenue Code of 1986, as amended.

(5)           “Committee” means a Committee appointed by the Board in accordance with Section 3(c) of the Plan.

(6)           “Common Stock” means the common shares of the Company.

(7)           “Company” means World Heart Corporation, a Canadian corporation.

(8)           “Consultant” means any natural person, including an advisor, engaged by the Company or an Affiliate to render consulting or advisory services, which involved spending a significant amount of time and attention on the affairs of the Company, and who is compensated for such services pursuant to a written contract with the Company or an Affiliate, provided that the term “Consultant” shall not include Directors who are paid only a director’s fee by the Company or who are not compensated by the Company for their services as Directors.

(9)           “Continuous Service” means that the Participant’s employment or service with the Company or an Affiliate of the Company, whether in the capacity of an Employee, a Director or a Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders employment or service to the Company or an Affiliate or the Company or a change in the entity for which the Participant renders such employment or service, provided that there is no interruption or termination of the Participant’s Continuous Service. The Board or the Chief Executive Officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Board or the Chief Executive Officer of the Company, including sick leave, military leave, or any other personal leave.

(10)         “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)            a sale or other disposition of all or substantially all, as determined by the Board in its discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)           a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iii)          a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(11)         “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to shareholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

(12)         “Director” means a member of the Board.

(13)         “Disability” means the inability of a person, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of that person’s position with the Company or an Affiliate of the Company because of the sickness or injury of the person.

(14)         “Employee” means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(15)         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(16)         “Fair Market Value” means, as of any date, the value of the Common Stock of the Company determined as follows:

A.            If the Common Stock is listed on any established stock exchange, traded on the Nasdaq Global Market or the Nasdaq Capital Market, or quoted on the OTC Bulletin Board, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange, market or board (or the exchange or market with the greatest volume of trading in Common Stock) on the trading day prior to the day of determination, as reported in the Wall Street Journal or such other source as the Board deems reliable;

B.            In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(17)         “Full Value Award” means a Stock Award that does not provide for full payment in cash or property by the Participant.

(18)         “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(19)         “Non-Employee Director” means a Director who either (i) is not currently an employee or officer of the Company or its parent or a subsidiary, does not receive compensation, either directly or indirectly, from the Company or its parent or a subsidiary, for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(20)         “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(21)         “Option” means a stock option granted pursuant to the Plan.

(22)         “Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(23)         “Other Share-Based Award” means an Award granted pursuant to Section 7(d).

(24)         “Other Share-Based Award Agreement” means the agreement between the Corporation and the recipient of an Other Share-Based Award which contains the terms and conditions pertaining to the Other Share-Based Award.

(25)         “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation”, and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(26)         “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(27)         “Performance Share” means a Stock Award denominated in shares of Common Stock equivalents granted pursuant to Section 7(c) that may be earned in whole or in part based upon attainment of performance objectives established by the Board pursuant to Section 7(c).

(28)         “Performance Share Agreement” means a written agreement between the Company and a holder of Performance Shares evidencing the terms and conditions of an individual Performance Share award. Each Performance Share Agreement shall be subject to the terms and conditions of the Plan.

(29)         “Plan” means this World Heart Corporation 2006 Equity Incentive Plan.

(30)         “Restricted Stock Award” means shares of Common Stock granted pursuant to the terms and conditions of Section 7(a).

(31)         “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of Restricted Stock evidencing the terms and conditions of an individual Restricted Stock Award. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(32)         “Restricted Stock Unit Award” means a Stock Award denominated in shares of Common Stock equivalents granted pursuant to the terms and conditions of Section 7(b) in which the Participant has the right to receive a specified number of shares of Common Stock over a specified period of time.

(33)         “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of an individual Restricted Stock Unit Award. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(34)         “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(35)         “Securities Act” means the Securities Act of 1933, as amended.

(36)         “Stock Appreciation Right” means a right, granted pursuant to Section 6, to receive an amount equal to the value of a specified number of Shares which will be payable in Shares or cash as established by the Board.

(37)         “Stock Appreciation Right Agreement” means the agreement between the Corporation and the recipient of the Stock Appreciation Right which contains the terms and conditions pertaining to the Stock Appreciation Right.

(38)         “Stock Award” means any right granted under the Plan, including any Option or Restricted Stock Award.

(39)         “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(40)         “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(41)         “Tax Act” means the Income Tax Act (Canada).

(42)         “Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Affiliates.

IV.          ADMINISTRATION.

(1)  Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3(c).

(2)  Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

A.            To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

B.            To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

C.            To amend the Plan or a Stock Award as provided in Section 13.

D.            To terminate or suspend the Plan as provided in Section 14.

E.            Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(3)           Delegation to Committee.

A.  General.  The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.

The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

B.  Section 162(m) and Rule 16b-3 Compliance.  In the discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee may delegate to a committee of one or more members of the Board the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (c) not then subject to Section 16 of the Exchange Act.

(4)  Effect of Board’s Decision.  All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

V.            SHARES SUBJECT TO THE PLAN.

(1)  Share Reserve.  Subject to the provisions of Section 12(a) relating to adjustments upon changes in stock and subject to Section 4(c) below, the stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate 2,166,667 shares of Common Stock. If any Stock Award granted under the Plan shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan.

(2)  Source of Shares.  The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

VI.          ELIGIBILITY.

(1)  Eligibility for Specific Stock Awards.  Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(2)  Ten Percent Shareholders.  A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(3)  Section 162(m) Limitation on Annual Grants.  Subject to the provisions of Section 12(a) relating to Capitalization Adjustments, no Employee shall be eligible to be granted Stock Awards covering more than 3,000,000 shares of Common Stock during any calendar year.

(4)  Consultants.  A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other rule governing the use of Form S-8.

VII.         OPTION AND STOCK APPRECIATION RIGHT PROVISIONS.

Each Option or Stock Appreciation Right shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate Options and Stock Appreciation Rights need not be identical, but each Option and Stock Appreciation Right shall include (through incorporation of provisions hereof by reference in the Option or Stock Appreciation Right Agreement) the substance of each of the following provisions:

(1)  Term.  Subject to the provisions of Section 5(b) regarding Ten Percent Shareholders, no Option or Stock Appreciation Right shall be exercisable after the expiration of ten years from the date it was granted.

(2)  Exercise Price.  Subject to the provisions of Section 5(b) regarding Ten Percent Shareholders, the exercise price of each Option or Stock Appreciation Right shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or Stock Appreciation Right on the date of grant. Notwithstanding the foregoing, an Option or Stock Appreciation Right may be granted with an exercise price lower than that set forth in the preceding sentence if such Option or Stock Appreciation Right is granted pursuant to an assumption or substitution for another option or stock appreciation right in a manner satisfying the provisions of Section 424(a) of the Code.

(3)  Consideration.  The purchase price of Common Stock acquired pursuant to an Option or Stock Appreciation Right shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time of exercise or (ii) at the discretion of the Board at the time of the grant (or subsequently in the case of a Nonstatutory Stock Option or Stock Appreciation Right) (l) by delivery to the Company of other Common Stock, (2) according to a deferred payment or other similar arrangement with the Participant, (3) by a “net exercise” of the Option or Stock Appreciation Right (as further described below) (4) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds or (5) in any other form of legal consideration that may be acceptable to the Board. Unless otherwise specifically provided in the Option or Stock Appreciation Right, the purchase price of Common Stock acquired pursuant to an Option or Stock Appreciation Right that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock that have been held for more than six (6) months (or such longer or shorter period of the time required to avoid a charge to earnings for financial accounting purposes). At any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid (l) the treatment as interest, under any applicable provisions of the Code or the Tax Act, of any amounts other than amounts stated to be interest under the deferred payment arrangement and (2) the treatment of an Option as a variable award for financial accounting purposes.

In the case of a “net exercise” of an Option or Stock Appreciation Right, the Company will not require a payment of the exercise price from the Participant but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value that does not exceed the aggregate exercise price. With respect to any remaining balance of the aggregate exercise price, the Company shall accept a cash payment from the Participant. The shares of Common Stock so used to pay the exercise price under a “net exercise” will be considered to have resulted from the exercise of the Option or Stock Appreciation Right, and accordingly, the Option or Stock Appreciation Right will not again be exercisable with respect to such shares, the shares actually delivered to the Participant, and any shares withheld for purposes of tax withholding.

(4)  Transferability of an Incentive Stock Option.  An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option.

(5)  Transferability of a Nonstatutory Stock Option or Stock Appreciation Right.  A Nonstatutory Stock Option or Stock Appreciation Right shall be transferable to the extent provided in the Option or Stock Appreciation Right Agreement. If the agreement does not provide for transferability, then the Nonstatutory Stock Option or Stock Appreciation Right shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option or Stock Appreciation Right.

(6)  Vesting.  The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments (which may, but need not, be equal).

The Option or Stock Appreciation Right may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or Stock Appreciation Rights may vary.

(7)  Termination of the Participant’s Continuous Service without Cause.  In the event a Participant’s Continuous Service terminates without Cause (other than upon the Participant’s death or Disability), the Participant may exercise his or her Option or Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Option or Stock Appreciation Right at the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months after the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Option or Stock Appreciation Right Agreement, which period shall not be less than thirty (30) days), or (ii) the expiration of the term of the Option or Stock Appreciation Right as set forth in the agreement. If, at the date of termination, the Participant is not entitled to exercise his or her entire Option or Stock Appreciation Right, the shares covered by the unexercisable portion of the Option or Stock Appreciation Right shall revert to and again become available for issuance under the Plan. If, after termination, the Participant does not exercise his or her Option or Stock Appreciation Right within the time specified in the agreement, the Option or Stock Appreciation Right shall terminate, and the shares covered by such Option or Stock Appreciation Right shall revert to and again become available for issuance under the Plan.

(8)  Termination of the Participant’s Continuous Service with Cause.  In the event a Participant’s Continuous Service terminates with Cause (other than upon the Participant’s death or Disability), the shares covered by the Option or Stock Appreciation Right shall revert to and again become available for issuance under the Plan and the Participant shall have no further opportunity to exercise any vested or unvested portion of the Option or Stock Appreciation Right.

(9)  Disability of Participant.  In the event a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Option or Stock Appreciation Right at the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option or Stock Appreciation Right Agreement, which period shall not be less than six (6) months), or (ii) the expiration of the term of the Option or Stock Appreciation Right as set forth in the agreement. If, at the date of termination, the Participant is not entitled to exercise his or her entire Option or Stock Appreciation Right, the shares covered by the unexercisable portion of the Option or Stock Appreciation Right shall revert to and again become available for issuance under the Plan. If, after termination, the Participant does not exercise his or her Option or Stock Appreciation Right within the time specified herein, the Option or Stock Appreciation Right shall terminate, and the shares covered by such Option or Stock Appreciation Right shall revert to and again become available for issuance under the Plan.

(10)  Death of Participant.  In the event of the death of a Participant during, or within a period specified in the Option or Stock Appreciation Right Agreement after the termination of, the Participant’s Continuous Service, the Option or Stock Appreciation Right may be exercised (to the extent the Participant was entitled to exercise such Option or Stock Appreciation Right at the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or Stock Appreciation Right by bequest or inheritance or by a person designated to exercise the Option or Stock Appreciation Right upon the Participant’s death pursuant to Sections 6(d) and 6(e), but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option or Stock Appreciation Right Agreement, which period shall not be less than six (6) months), or (ii) the expiration of the term of such Option or Stock Appreciation Right as set forth in the agreement. If, at the time of death, the Participant was not entitled to exercise his or her entire Option or Stock Appreciation Right, the shares covered by the unexercisable portion of the Option or Stock Appreciation Right shall revert to and again become available for issuance under the Plan. If, after death, the Option or Stock Appreciation Right is not exercised within the time specified herein, the Option or Stock Appreciation Right shall terminate, and the shares covered by such Option or Stock Appreciation Right shall revert to and again become available for issuance under the Plan.

VIII.       PROVISIONS OF OTHER STOCK AWARDS.

(1)  Restricted Stock Awards.  Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of the Restricted Stock Award Agreement may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical, but each Restricted Stock Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)  Consideration.  At the time of grant of a Restricted Stock Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the

Restricted Stock Award. To the extent required by applicable law, the consideration to be paid by the Participant for each share of Common Stock subject to a Restricted Stock Award will not be less that the par value of a share of Common Stock. Such consideration may be paid in any form permitted under applicable law.

(ii)  Vesting.  Shares of Common Stock acquired pursuant to the Restricted Stock Award shall be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board. The Board may condition the vesting of the shares acquired pursuant to the Restricted Stock Award upon the attainment of specified performance objectives established by the Board pursuant to Section 8 or such other factors as the Board may determine in its sole discretion, including time-based vesting; provided, however, that if the vesting schedule is a time-based vesting schedule, such shares shall vest not faster than one-third per year over three years and if the vesting schedule is a performance-based vesting schedule, such shares shall vest not earlier than the first anniversary of the date of grant.

(iii)  Termination of Participant’s Continuous Service.  In the event that a Participant’s Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Restricted Stock Award Agreement. The Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following the purchase of the restricted stock unless otherwise provided in the Restricted Stock Award Agreement.

(iv)  Transferability.  Rights to acquire shares of Common Stock pursuant to the Restricted Stock Award shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its discretion, so long as Common Stock awarded pursuant to the Restricted Stock Award remains subject to the terms of the Restricted Stock Award Agreement.

(2)  Restricted Stock Unit Awards.  Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, but each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)  Consideration.  At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. To the extent required by applicable law, the consideration to be paid by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award will not be less that the par value of a share of Common Stock. Such consideration may be paid in any form permitted under applicable law.

(ii)  Vesting.  At the time of grant of a Restricted Stock Unit Award, the Board shall impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its absolute discretion, deems appropriate. The Board may condition the vesting of the Restricted Stock Unit Award upon the attainment of specified performance objectives established by the Board pursuant to Section 8 or such other factors as the Board may determine in its sole discretion, including time-based vesting; provided, however, that if the vesting schedule is a time-based vesting schedule, such Stock Award shall vest not faster than one-third per year over three years and if the vesting schedule is a performance-based vesting schedule, such Stock Award shall vest not earlier than the first anniversary of the date of grant.

(iii)  Payment.  A Restricted Stock Unit Award will be denominated in shares of Common Stock equivalents. A Restricted Stock Unit Award will be settled by the delivery of shares of Common Stock.

(iv)  Dividend Equivalents.  Dividend equivalents may be credited in respect of shares of Common Stock equivalents covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock equivalents covered by the Restricted Stock Unit Award by dividing (1) the aggregate amount or value of the dividends paid with respect to that number of shares of Common Stock equivalents covered by the Restricted Stock Unit Award then credited by (2) the Fair Market Value per share of Common Stock on the payment date for such dividend, or in such other manner as determined by the Board. Any additional share equivalents covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(v)  Termination of Participant’s Continuous Service.  Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service for any reason.

(vi)  Transferability.  Restricted Stock Units shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Unit Agreement, as the Board shall determine in its discretion.

(3)  Performance Shares.  Each Performance Share Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Performance Share Agreements may change from time to time, and the terms and conditions of separate Performance Share Agreements need not be identical; provided, however, that each Performance Share Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)  Consideration.  At the time of grant of Performance Shares, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Performance Shares. To the extent required by applicable law, the consideration to be paid by the Participant for each share of Common Stock subject to a Performance Shares will not be less that the par value of a share of Common Stock. Such consideration may be paid in any form permitted under applicable law.

(ii)  Vesting.  At the time of grant of Performance Shares, the Board shall impose such restrictions or conditions to the vesting of the Performance Shares as it, in its discretion, deems appropriate. The Board may condition the grant of Performance Shares upon the attainment of specified performance objectives established by the Board pursuant to Section 8 or such other factors as the Board may determine in its sole discretion; provided, however, that such Performance Shares shall vest not earlier than the first anniversary of the date of grant.

(iii)  Payment.  Performance Shares will be denominated in shares of Common Stock Equivalents. Performance Shares will be settled by the delivery of shares of Common Stock.

(iv)  Dividend Equivalents.  Dividend equivalents may be credited in respect of shares of Common Stock equivalents covered by Performance Shares, as determined by the Board and contained in the Performance Share Agreement. At the discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock equivalents covered by the Performance Shares by dividing (1) the aggregate amount or value of the dividends paid with respect to that number of shares of Common Stock equivalents covered by the Performance Shares then credited by (2) the Fair Market Value per share of Common Stock on the payment date for such dividend, or in such other manner as determined by the Board. Any additional share equivalents covered by the Performance Shares credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Performance Share Agreement to which they relate.

(v)  Termination of Participant’s Continuous Service.  Except as otherwise provided in the applicable Performance Share Agreement, such portion of the Performance Shares that have not vested will be forfeited upon the Participant’s termination of Continuous Service for any reason.

(vi)  Transferability.  Performance Shares shall be transferable by the Participant only upon such terms and conditions as are set forth in the Performance Share Agreement, as the Board shall determine in its discretion.

(4)  Other Share-Based Awards.  Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares (“Other Share-Based Awards”), may be granted either alone or in addition to or in conjunction with other Awards under this Plan. Each Other Share-Based Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Other Share-Based Award Agreements may change from time to time, and the terms and conditions of separate Other Share-Based Award Agreements need not be identical; provided, however, that each Other Share-Based Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)  Termination of Participant’s Continuous Service.  Except as otherwise provided in the applicable Other Share-Based Award Agreement, such portion of the Other Share-Based Award that have not vested will be forfeited upon the Participant’s termination of Continuous Service for any reason.

(ii)  Transferability.  Other Share-Based Awards shall be transferable by the Participant only upon such terms and conditions as are set forth in the Other Share-Based Award Agreement, as the Board shall determine in its discretion.

(5)  Deferral of Award Payment.  The Board may establish one or more programs under the Plan to permit selected Participants to elect to defer receipt of consideration upon exercise of a Stock Award, the satisfaction of performance objectives, or other events which, absent such an election, would entitle such Participants to payment or receipt of Common Stock or other consideration under a Stock Award. The Board may establish the election procedures of such deferrals, the mechanisms for payment of Common Stock or other consideration subject to deferral (including accrual of interest or other earnings, if any, on amounts with respect thereto) and such other terms, conditions, rules and procedures that the Board deems advisable and in compliance with Section 409A of the Code and in compliance with the Tax Act.

IX.          PERFORMANCE OBJECTIVES.

The Board shall determine the terms and conditions of Stock Awards at the date of grant or thereafter; provided that performance objectives, if any, related to Stock Awards granted to Covered Employees shall be established by the Board not later than the latest date permissible under Section 162(m) of the Code. To the extent that such Stock Awards are paid to Covered Employees the performance objectives to be used, if any, shall be expressed in terms of one or more of the following: return on total shareholder equity; net income; stock price; net earnings; related return ratios cash flow; earnings before interest, taxes, depreciation, and amortization; revenues; return on total capital; profit before taxation; product development milestones; clinical trial milestones.

X.            COVENANTS OF THE COMPANY.

(1)           During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(2)           The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares under Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Stock Awards unless and until such authority is obtained.

XI.          USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of stock pursuant to Stock Awards shall constitute general funds of the Company.

XII.        MISCELLANEOUS.

(1)  Acceleration of Exercisability and Vesting.  The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(2)  Shareholder Rights.  Neither the recipient of a Stock Award nor any person to whom a Stock Award is transferred in accordance with the Plan shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such person has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

(3)  No Employment or Other Service Rights.  Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any recipient or other holder of Stock Awards any right to continue in the employ of the Company or any Affiliate or to continue serving as a Consultant or a Director, or shall affect the right of the Company or any Affiliate to terminate the employment of any Employee with or without notice and with or without cause, or the right to terminate the relationship of any Consultant pursuant to the terms of such Consultant’s agreement with the Company or any Affiliate or service as a Director pursuant to the Company’s Bylaws and the provisions of the corporate law of the state in which the Company is incorporated.

(4)  Incentive Stock Option $100,000 Limitation.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year under all plans of the Company and its Affiliates exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

(5)  Investment Assurances.  The Company may require any person to whom a Stock Award is granted, or any person to whom a Stock Award is transferred in accordance with the Plan, as a condition of exercising or acquiring stock under any Stock Award, (1) to give written assurances satisfactory to the Company as to such person’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (2) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the Stock Award for such person’s own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

(6)  Withholding Obligations.  To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to such Participant by the Company) or by a combination of such means: (1) tendering a cash payment; (2) authorizing the Company to withhold shares of Common Stock from the shares of the Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Stock Award, provided that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (3) delivering to the Company owned and unencumbered shares of the Common Stock of the Company.

XIII.       ADJUSTMENTS UPON CHANGES IN STOCK.

(1)  Capitalization Adjustments.  If any change is made in the stock subject to the Plan, or subject to any Stock Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to Section 4(a), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of stock subject to such outstanding Stock Awards. Such adjustments shall be made by the Board, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company”.)

(2)  Dissolution or Liquidation.  In the event of a dissolution or liquidation of the Company, then all outstanding Stock Awards shall terminate immediately prior to such event.

(3)  Asset Sale, Merger, Consolidation or Reverse Merger.  In the event of (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation or acquiring corporation shall assume any Stock Awards outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the shareholders in the transaction described in this Section 11(c) for those outstanding under the Plan). In the event any surviving corporation or acquiring corporation refuses to assume such Stock Awards or to substitute similar stock awards for those outstanding under the Plan, then with respect to Stock Awards held by Participants whose Continuous Service has not terminated, the vesting of such Stock Awards (and, if applicable, the time during which such Stock Awards may be exercised) shall be accelerated in full, and the Stock Awards shall terminate if not exercised (if applicable) at or prior to such event. With respect to any other Stock Awards outstanding under the Plan, such Stock Award shall terminate if not exercised (if applicable) prior to such event.

XIV.       AMENDMENT OF THE PLAN AND STOCK AWARDS.

(1)           The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 12(a) relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary for the Plan to satisfy the requirements of Section 422 of the Code.

(2)           The Board may in its sole discretion submit any other amendment to the Plan for shareholder approval.

(3)           It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Participants with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(4)           Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the person to whom the Stock Award was granted and (ii) such person consents in writing.

(5)           The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the person to whom the Stock Award was granted and (ii) such person consents in writing.

XV.         TERMINATION OR SUSPENSION OF THE PLAN.

(1)           The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate ten (10) years from the date the Plan is adopted by the Board or approved by the shareholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated. Notwithstanding the foregoing, all Incentive Stock Options shall be granted, if at all, no later than the last day preceding the tenth (10th) anniversary of the earlier of (i) the date on which the latest increase in the maximum number of shares issuable under the Plan was approved by the shareholders of the Company or (ii) the date such amendment was adopted by the Board.

(2)           Rights and obligations under any Stock Award granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except with the consent of the person to whom the Stock Award was granted.

XVI.       EFFECTIVE DATE OF PLAN.

The Plan shall become effective as determined by the Board, but no Stock Award shall be exercised, unless and until the Plan has been approved by the shareholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan was adopted by the Board.

XVII.     CHOICE OF LAW.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.